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                                                                EX-21


                     SUBSIDIARIES OF ANHEUSER-BUSCH COMPANIES, INC.
                     ----------------------------------------------

                                       STATE OF               DOING BUSINESS
NAME OF COMPANY                      INCORPORATION            UNDER NAME OF
- - - ---------------                      -------------            -------------
Anheuser-Busch, Incorporated           Missouri         Anheuser-Busch,Incorporated

Campbell Taggart, Inc.                 Delaware         Campbell Taggart, Inc.

Busch Entertainment Corporation        Delaware         Busch Entertainment Corporation

Anheuser-Busch International, Inc.     Delaware         Anheuser-Busch International, Inc.

Metal Container Corporation            Delaware         Metal Container Corporation

Busch Agricultural Resources, Inc.     Delaware         Busch Agricultural Resources, Inc.



All other subsidiaries of the Company, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1993.